                                                                    Exhibit 10.4

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

              RESEARCH COLLABORATION AND EXCLUSIVE OPTION AGREEMENT

      This Research Collaboration and Exclusive Option Agreement ("Agreement") is made as of December 1, 2005 (the "Effective Date") by and between Bausch & Lomb Incorporated, a New York corporation with a place of business at One Bausch & Lomb Place, Rochester, New York 14604-2701 ("B&L") and PTC Therapeutics, Inc., a Delaware corporation with a place of business at 100 Corporate Court, South Plainfield, New Jersey 07080-2449 ("PTC").

                                    RECITALS

      WHEREAS, B&L desires to evaluate certain compounds in the possession of PTC for the purpose of identifying potential candidates for development by B&L for the treatment of ophthalmic diseases caused by angiogenesis;

      WHEREAS, PTC is pursuing a subset of these compounds as development candidates in the area of oncology;

      WHEREAS, PTC desires to grant, and B&L desires to receive, an exclusive option to license one or more such compounds selected by B&L for use in the treatment, diagnosis and/or prevention of diseases of the eye.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, PTC and B&L hereby agree as follows:

1. Definitions. In addition to any terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below.

      1.1 "Affiliate" means any corporation, association or other entity, which directly or indirectly controls, is controlled by or is under common control with the party in question. Solely for purposes of this definition the term "control" means direct or indirect beneficial ownership of more than 50% of the voting stock in such corporation or other business entity, or such other relationship as in fact constitutes actual control.

      1.2 "Applicable Know-How" means any technical information, including all biological, chemical, pharmacological, toxicological, clinical and assay information, data, discoveries, inventions, improvements, know-how, materials, processes, formulae and trade secrets, whether patentable or unpatentable (but not patented), that at any time during the applicable Term are Controlled by PTC and that relate to an Evaluation Compound in the applicable Field.

      1.3 "Applicable Laws" means all laws, ordinances, rules and regulations applicable to this Agreement or the activities contemplated hereunder, including without limitation the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

      1.4 "Applicable Patents" means all U.S. and international patents and U.S. and international patent applications that at any time during the applicable Term are Controlled by PTC, the claims of which may be infringed, absent a license, by the manufacture, use, sale, offer for sale or importation of an Evaluation Compound in the applicable Field.

      1.5 "Confidential Information" means any information communicated by one party hereto to the other, which is identified as proprietary or confidential by the disclosing party, or which would be reasonably understood to be the type of information which should be treated as proprietary or confidential. PTC's Confidential Information shall include the Applicable Know-How. B&L's Confidential Information shall include the B&L Improvements.

      1.6 "Controlled" means, with respect to any know-how or intellectual property right, possession by a party, directly or through an Affiliate controlled by such party, of the ability to grant the right to access or use, or to grant a license or a sublicense to, such know-how or intellectual property right as provided for herein without violating the terms of the agreement or other arrangement with any third party under which such rights to access or use are obtained.

      1.7 "Evaluation Compounds" means both the PTC Development Compounds and the PTC Program Compounds.

      1.8 "Field" means (i) with respect to the PTC Program Compounds, the treatment, diagnosis or prevention of diseases of the eye, and (ii) with respect to the PTC Development Compounds, the treatment, diagnosis or prevention of diseases of the eye through local delivery to the eye including without limitation intravitreal injection and implantation.

      1.9 "PTC Development Compound" means any chemical compound listed on Exhibit A-2 to this Agreement as supplemented from time to time with additional compounds in related series.

      1.10 "PTC Program Compound" means any chemical compound listed on Exhibit A-1 to this Agreement.

2. Evaluation Activities.

      2.1 Provision of Information regarding Evaluation Compounds. PTC shall provide the following information to B&L to the extent available for each Evaluation Compound promptly following B&L's request with respect to the first group of Evaluation Compounds to be evaluated and then within [**] following B&L's request with regard to subsequent groups of Evaluation Compounds to be evaluated, provided that such requests with regard to subsequent groups of Evaluation Compounds may occur no more often than [**] and no more often than [**] during the Initial Term and [**] during the Extension Term:

            (a) PTC Compound Number ([**]);

            (b) molecular weight;

            (c) chemical name and structure, including calculated 2D and 3D molecular features; provided, however, that (i) chemical names and structures for PTC Program Compounds shall only be provided for inspection at PTC's offices until such time as specific compounds are selected for evaluation by B&L, at which time the names and structures of only those compounds selected will be provided, and (ii) chemical names and structures for PTC Development Compounds shall not be provided until after the in vitro screening proposed by B&L is complete, and then only for those PTC Development Compounds actually screened and for which B&L submits a written notice of continued interest;

            (d) [**];

            (e) [**];

            (f) [**];

            (g) [**];

            (h) a summary description of the government grants received by PTC in support of its research and development efforts relating to any Evaluation Compounds;

            (i) any additional Applicable Know-How that would reasonably be expected to be material to B&L's evaluation of the Evaluation Compounds; provided, however, that such additional Applicable Know-How shall only be provided for inspection at PTC's offices until such time as specific Evaluation Compounds are selected for evaluation by B&L; and

            (j) information regarding any of the following of which PTC becomes aware following the Effective Date: (i) patent or other intellectual property rights owned or controlled by any third party that would be infringed by such Evaluation Compound or B&L's exercise of the evaluation license granted under
Section 4.1 in accordance with this Agreement; (ii) any claims made against PTC asserting the invalidity, unenforceability, abuse or misuse of any of the Applicable Know-How or Applicable Patents; (iii) any claim made by PTC of any violation or infringement or misappropriation by others of PTC's rights in an Evaluation Compound, or the Applicable Know-How or Applicable Patents; (iv) any claim made that PTC is in conflict with or infringing upon the asserted rights of others in connection with the Applicable Compound, or the Applicable Know-How or Applicable Patents within the Field; (v) any patent or other intellectual property rights owned or controlled by any third party that would be infringed by the composition of matter of an Evaluation Compound or use of an Evaluation Compound in the applicable Field; and (vi) any licenses or covenants not to sue granted by PTC under the Applicable Know-How or Applicable Patents in the applicable Field; provided that PTC shall have no liability for any Third Party Claims under any provision of this Agreement based on any failure to disclose any information described in this Section 2.1(l); and further provided that PTC's obligation to provide the information described in this Section 2.1(l) shall only commence once B&L intends to engage [**].

      2.2 Restrictions on Use of Information. B&L shall limit access to the information disclosed pursuant to Section 2.1 above to those individuals under its control who are involved in the evaluation process. In particular, B&L shall not store such information on any computer system or in any database that is either generally available to B&L scientific personnel or third party consultants or advisers, unless B&L implements reasonable technological measures (e.g., two-factor authentication employing unique userids and passwords) to prevent such information from being accessed by individuals other than individuals who are involved in the evaluation process. B&L shall not combine or aggregate such information within any database containing information not developed pursuant to the activities contemplated under this Agreement or a License Agreement.

      2.3 Provision of Evaluation Compounds. Subject to the limitation set forth in Sections 2.6 and 2.7, PTC shall, upon request by B&L, make available to B&L in such quantities as B&L may reasonably request any Evaluation Compound selected by B&L for evaluation, screening, testing and formulation. Such Evaluation Compounds shall be made available at PTC's facilities or shall be, at B&L's request and expense, provided to B&L at B&L's facilities.

      2.4 Evaluation of PTC Development Compounds by B&L. B&L agrees that it shall select the PTC Development Compounds as the first of the Evaluation Compounds to be evaluated and shall, promptly following the Effective Date, begin evaluation, screening, testing and formulation activities with regard to the PTC Development Compounds. If the evaluation, screening, testing and/or formulation done by B&L fails, B&L shall promptly notify PTC in writing whether B&L intends to continue evaluation, screening, testing or formulation activities with regard to the PTC Development Compounds.

      2.5 Support of Evaluation Activities. Subject to the limitation set forth in Sections 2.6 and 2.7, PTC shall support B&L's evaluation activities under this Agreement as reasonably requested by B&L, including without limitation, (i) providing reasonable access to PTC's facilities and equipment required to conduct such activities, (ii) procuring reagents, assays and other chemicals and materials required to conduct such activities, (iii) making available one or more qualified employees to conduct or assist in the conduct of such activities, and (iv) otherwise reasonably cooperating with B&L.

      2.6 Payment for PTC Obligations. B&L shall pay PTC $[**] during the Initial Term for PTC's obligations pursuant to Sections 2.3 and 2.5 (the "PTC Obligations"), invoiced by PTC and paid by B&L in four installments of $[**] on a quarterly basis (with quarters, for this purpose, deemed to be the four consecutive three-calendar-month periods commencing with the Effective Date), representing the equivalent of [**] Absent any additional payments by B&L pursuant to Section 2.7, PTC's provision of [**] support during the Initial Term shall represent an upper limit on the amount of support that PTC is required to provide to fulfill the PTC Obligations.

      2.7 Additional Resources. By mutual agreement, PTC may provide additional support for the B&L's evaluation activities beyond the PTC Obligations, for which B&L shall reimburse PTC at a rate of $[**] for PTC resources (whether internal or outsourced), or in the case of any out-of-pocket purchase of materials or equipment, for the actual cost to PTC of such materials or equipment.

      2.8 Payment Terms. Subject to Section 2.6 (which specifies the payment amount for PTC's performance of the PTC Obligations), PTC shall invoice B&L at the end of each quarter for activities during the quarter then ended specifying the work performed, the man hours expended and the out of pocket expenses incurred, and B&L shall pay such invoices within [**] following receipt of invoice. If B&L disputes any amounts in an invoice, it shall notify PTC in writing of the reasons for such dispute within [**] of receipt of such invoice. B&L's failure to pay such disputed amounts after written notice is given to PTC shall not constitute a material breach of this Agreement for such time period as the parties are working together in good faith to resolve the dispute.


3. Option.

      3.1 Fee for Option Grant. Within fifteen (15) days following the Effective Date, B&L shall pay to PTC the sum of Three Hundred Thousand Dollars ($300,000) via check or wire transfer to a bank account designated by PTC.

      3.2 Option to PTC Program Compounds.

            (a) Grant of Option. Subject to the terms and conditions set forth in this Agreement, PTC hereby grants to B&L, and B&L hereby accepts, an exclusive option (the "PTC Program Compounds Option") to obtain, from time to time during the Term, one or more exclusive, worldwide licenses to develop and commercialize one or more of the PTC Program Compounds in the applicable Field pursuant to the terms and conditions set forth in Exhibit B (each such license, a "License Agreement").

            (b) Exercise of PTC Program Compounds Option. B&L may exercise the PTC Program Compounds Option at any time and as often during the Term as B&L, in its sole discretion, may determine, by providing written notice of such exercise to PTC specifying the PTC Program Compound that is the subject of such exercise. Following exercise of the PTC Program Compounds Option, the parties shall memorialize the license granted to B&L by executing a written License Agreement for such PTC Program Compound in the form attached hereto as Exhibit B, and such PTC Program Compound shall be deemed a "Licensed Compound".

            (c) Exercise Fee. Within [**] following execution of the first such License Agreement for a Licensed Compound under Section 3.2(b), B&L shall pay to PTC the sum of [**] Dollars ($[**]), and within [**] following execution of each subsequent License Agreement for a Licensed Compound under Section 3.2(b), B&L shall pay to PTC the sum of [**] Dollars ($[**]). Such amounts shall be paid via check or wire transfer to a bank account designated by PTC at the time of execution of each such License Agreement.

      3.3 Option to PTC Development Compounds.

            (a) Grant of Option. Subject to the terms and conditions set forth in this Agreement, PTC hereby grants to B&L, and B&L hereby accepts, an exclusive option (the "PTC Development Compounds Option") to obtain a worldwide license to develop and commercialize the PTC Development Compounds in the applicable Field as further described in this Section.

            (b) Exercise of Option. B&L may exercise the PTC Development Compounds Option at any time during the DC Term that B&L, in its sole discretion, may determine, by providing written notice of such exercise to PTC.

            (c) Negotiation of License Agreement. Following the Effective Date the parties shall negotiate the terms and conditions of an exclusive, worldwide license to develop and commercialize the PTC Development Compounds in the applicable Field. Following exercise of the PTC Development Compounds Option and execution of a license agreement with respect thereto, the PTC Development Compounds shall be deemed "Licensed Compounds". Notwithstanding the foregoing, if after B&L exercises the PTC Development Compounds Option the parties do not reach agreement on the terms of such license agreement and enter into such license agreement prior to the date [**] following the expiration of the DC Term, B&L's rights under this Agreement with respect to the PTC Development Compounds shall expire and be of no further force or effect; provided that the parties shall extend their negotiations for an additional [**] beyond the expiration of such negotiation period if, by mutual agreement, the parties determine that such negotiations then remain active and viable.

4. Intellectual Property.

      4.1 Evaluation License. PTC hereby grants to B&L, and B&L hereby accepts, an exclusive license under the Applicable Know-How and the Applicable Patents to evaluate, screen, test and formulate the Evaluation Compounds for utility in the applicable Field. With the consent of PTC, not to be unreasonably withheld, B&L may transfer the Evaluation Compounds to, and have such evaluation, screening, testing and formulation performed for it by, a third-party service provider, provided that B&L shall be responsible for compliance with the terms of this Agreement by any such third-party service provider.

      4.2 Exclusivity. PTC agrees that, during the applicable Term, it shall not evaluate, screen or test for any third party, or permit any third party to evaluate, screen, or test (i) any of the Evaluation Compounds for utility in the applicable Field, (ii) disclose any Applicable Know-How to any third party for use in the applicable Field, or (iii) grant or have granted, within the applicable Field, any license, option to license or covenant not to sue under any of the Applicable Patents to any third party.

      4.3 B&L Improvements. B&L shall own all right, title and interest in and to, any new process, manufacture, compound, composition of matter, improvement, discovery, claim, formula, process, trade secret, technology or know-how relating to any Evaluation Compound that is conceived or first reduced to practice solely by B&L employees, agents and/or third party contractors during the applicable Term as a result of the activities contemplated under this Agreement, including all patent and other intellectual property rights thereto (collectively, "B&L Improvements").

      4.4 Joint Improvements. The parties shall jointly own all right, title and interest in and to, any new process, manufacture, compound, composition of matter, improvement, discovery, claim, formula, process, trade secret, technology or know-how relating to any Evaluation Compound that is conceived or first reduced to practice jointly by one or more B&L employees, agents and/or third party contractors, on the one hand, and one or more PTC employees, agents and/or third party contractors, on the other hand, during the applicable Term as a result of the activities contemplated under this Agreement, including all patent and other intellectual property rights thereto (collectively, "Joint Improvements"). Subject to Section 4.5, each party may freely license or assign its interest in Joint Improvements without the consent of the other party and without any duty to account to the other party. B&L and PTC shall be jointly responsible, using outside patent counsel mutually agreed upon by the parties and free of ethical conflict, for the preparation, filing, prosecution and maintenance of Joint Improvement patents and patent applications and the parties shall share equally the responsibility for all documented external costs associated therewith. Should either party elect to discontinue its payment obligations under this Section 4.4 for costs incurred for the filing, prosecution and maintenance of a Joint Improvement patent or patent application in one or more countries, at the request of the other party such party will assign its full right, title and interest in and to such particular patent or patent application to such other party

      4.5 License to B&L Improvements and Joint Improvements. B&L hereby grants to PTC, and PTC hereby accepts, a non-exclusive, royalty-free, worldwide license, with the right to sublicense, to B&L Improvements for use outside of the applicable Field. At the request of PTC, B&L shall negotiate terms, including the payment of fees and royalties, under which (i) such non-exclusive licenses may be converted to exclusive licenses, and (ii) B&L will grant an exclusive license to B&L's interest in the Joint Improvements for use outside of the applicable Field.

      4.6 Restriction on Practice and Use of Applicable Know-How and Applicable Patents. Notwithstanding the license rights granted herein, B&L shall not practice or use any Applicable Know-How or Applicable Patents to synthesize or discover any compound other than Evaluation Compounds, nor to determine the structure of any PTC Development Compound in advance of a disclosure of such compound's structure pursuant to Section 2.1(b). Breach of this Section 4.6 shall constitute material breach of this Agreement under Section 5.3, remedies for which shall not be limited by Section 8.

5. Term and Termination.

      5.1 Initial Term. The term of this Agreement shall commence as of the Effective Date and, unless extended or earlier terminated as forth below, shall continue:

      (i) with respect to the PTC Program Compounds, for a period of one (1) year following the Effective Date (the "Initial Term"); and

      (ii) with respect to the PTC Development Compounds, until the earlier of
      (a) the date, if any, on which B&L has notified PTC in writing pursuant to
      Section 2.4 that B&L does not intend to continue evaluation, screening, testing or formulation activities with regard to the PTC Development Compounds; (b) the date, if any, of the execution of a license agreement pursuant to Section 3.3; or (c) one (1) year following the Effective Date (the "DC Term").

      5.2 Extension Term. B&L may elect to extend the term of this Agreement solely with respect to the PTC Program Compounds for one (1) additional period of six (6) months following the Initial Term (the "Extension Term") by (i) notifying PTC in writing of such election at least [**] prior to the expiration of the Initial Term, which written notice shall specify the PTC Program Compounds that remain the subject of interest by B&L (the "Extension Compounds"), and (ii) paying to PTC the non-refundable sum of [**] Dollars ($[**]) prior to the expiration of the Initial Term. Following such extension, the term "Evaluation Compounds" shall refer only to the Extension Compounds. With respect to PTC Program Compounds, the Initial Term together with any applicable Extension Term shall be referred to herein as the "Term." With respect to PTC Development Compounds, any references to the "Initial Term" or the "Term" shall mean the DC Term.

      5.3 Termination for Breach. Either party may terminate this Agreement upon written notice to the other party in the event that the other party has failed to perform a material obligation under this Agreement, and has failed to cure such non-performance within sixty (60) days following receipt of written notice specifying in reasonable detail the nature of such failure.

      5.4 Termination by B&L. B&L may terminate this Agreement without cause in B&L's sole discretion upon ninety (90) days written notice to PTC.

      5.5 Effect of Expiration and Termination.

            (a) Expiration of DC Term. Subject to Section 3.3(c), upon expiration of the DC Term, (i) the PTC Development Compound Option shall expire;
(ii) rights granted to the PTC Development Compounds shall, if they are not Licensed Compounds, revert to PTC; (iii) the evaluation license granted under
Section 4.1 shall terminate with respect to the PTC Development Compounds; and
(iv) B&L shall disclose to PTC and permit PTC to use all evaluation, screening, testing and formulation data and the like generated pursuant to this Agreement relating to the PTC Development Compounds, if they are not Licensed Compounds.

            (b) Expiration of the Term. Upon expiration of the Term, (i) the PTC Program Compounds Option shall expire; (ii) rights to all PTC Program Compounds that are not Licensed Compounds shall revert to PTC; (iii) the evaluation license granted under Section 4.1 shall terminate with respect to the PTC Program Compounds; and (iv) B&L shall disclose to PTC and permit PTC to use all evaluation, screening, testing and formulation data and the like generated pursuant to this Agreement relating to all PTC Program Compounds that are not Licensed Compounds.

            (c) Termination. Upon termination of this Agreement under Sections
5.3 or 5.4, (i) each of the PTC Development Compounds Option and the PTC Program Compounds Option shall expire; (ii) rights to all Evaluation Compounds that are not Licensed Compounds shall revert to PTC; (iii) the evaluation license granted under Section 4.1 shall terminate; and (iv) B&L shall disclose to PTC and permit PTC to use all evaluation, screening, testing, formulation and similar data (but not techniques, protocols or methodologies) generated pursuant to this Agreement relating to all Evaluation Compounds that are not Licensed Compounds.

            (d) License upon Expiration or Termination. B&L shall, and hereby does, grant to PTC a non-exclusive license, effective as of expiration or termination of the applicable Term with respect to an Evaluation Compound that is not a Licensed Compound, under all know-how and patent rights that are conceived or first reduced to practice by B&L employees, agents and/or third party contractors prior to such expiration or termination as a result of the activities contemplated under this Agreement which know-how and patent rights cover the Evaluation Compound or method of use of such Evaluation Compound in the applicable Field, with the right to sublicense, to make, have made, use, offer for sale, sell and import such Evaluation Compound, and only the Evaluation Compound, in any country of the world. At the request of PTC, B&L shall negotiate terms, including the payment of fees and royalties, under which such non-exclusive license may be converted to an exclusive license, subject to any non-exclusive licenses that may have been granted by B&L to any third parties prior to such request.

            (e) No Effect on Licensed Compounds. Neither termination nor expiration of this Agreement shall terminate or otherwise affect licenses granted with regard to Licensed Compounds prior to the date of such termination or expiration, and all such licenses shall survive such termination or expiration.

      5.6 Survival. Termination or expiration shall not relieve either party from any obligations accrued as of the date of such termination or expiration. The obligations of the parties under Sections 2.2, 4.3, 4.4, 4.5, 5.5, 5.6, 7, 8, 9, 10 and 11 shall survive termination or expiration of this Agreement.

6. Warranties, Representations and Covenants.

      6.1 Representations, Warranties and Covenants of Each Party.

            (a) Authority. Each party represents and warrants that it possesses all right, title, interest and authority necessary to enter into this Agreement, perform its obligations hereunder and grant the rights embodied herein and that it is not aware of any legal impediment that would inhibit its ability to perform its obligations under this Agreement.

            (b) No Conflicts. Each party represents and warrants to the other that the execution, delivery and performance of this Agreement does not: (i) conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which such party is a party or is otherwise bound; or (ii) require the consent of any person or entity.

      6.2 Representations, Warranties and Covenants of PTC.

            (a) Compliance with Laws. PTC covenants, represents and warrants that it shall comply with all Applicable Laws.

            (b) Third Party Intellectual Property. PTC represents and warrants that to its knowledge as of the Effective Date there are no patent or other intellectual property rights owned or controlled by any third party that would be infringed by the Evaluation Compounds or B&L's exercise of the evaluation license granted under Section 4.1 in accordance with this Agreement.

      6.3 Representations, Warranties and Covenants of B&L. B&L covenants, represents and warrants that it shall comply with all Applicable Laws.

7. Indemnification.

      7.1 PTC Indemnification.

            (a) Indemnity. PTC shall indemnify, defend and hold harmless B&L and its Affiliates, and their directors, officers, agents and employees (collectively, the "B&L Indemnified Parties") from and against all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and any costs of settlement) incurred by the B&L Indemnified Parties resulting from or arising in connection with any claim, suit, action or proceeding brought by a third party (a "Third Party Claim") against any such B&L Indemnified Party based on:

                  (i) PTC's breach of any of PTC's covenants, representations or warranties hereunder; or

                  (ii) any act or omission constituting recklessness, gross negligence or willful misconduct on the part of PTC.

            (b) Limitations on PTC Indemnification. PTC shall have no obligation to indemnify, defend or hold harmless the B&L Indemnified Parties in connection with any Third Party Claim to the extent such Third Party Claim is covered by B&L's obligations under Section 7.2, or arises from: (i) a B&L Indemnified Party's breach of any of B&L's covenants, representations or warranties hereunder; or (ii) any act or omission constituting recklessness, gross negligence or willful misconduct on the part of any of the B&L Indemnified Parties.

      7.2 B&L Indemnification.

            (a) Indemnity. B&L shall indemnify, defend and hold harmless PTC, its Affiliates, and their directors, officers, agents and employees (collectively, the "PTC Indemnified Parties") against all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and any costs of settlement) incurred by the PTC Indemnified Parties resulting from or arising in connection with a Third Party Claim brought against any such PTC Indemnified Party based on:

                  (i) B&L's breach of any of B&L's covenants, representations or warranties hereunder; or

                  (ii) any act or omission constituting recklessness, gross negligence or willful misconduct on the part of B&L.

            (b) Limitations on B&L Indemnification. B&L shall have no obligation to indemnify, defend or hold harmless the PTC Indemnified Parties in connection with any Third Party Claim to the extent such Third Party Claim is covered by PTC's obligations under Section 7.1, or arises from: (i) a PTC Indemnified Party's breach of any of PTC's covenants, obligations, agreements, representations or warranties hereunder; or (ii) any act or omission constituting recklessness, gross negligence or willful misconduct on the part of any of the PTC Indemnified Parties.

      7.3 Indemnification Procedure.

            (a) Notification and Cooperation. The party seeking indemnification hereunder (the "Indemnified Party") shall: (i) promptly notify in writing the party obligated to indemnify (the "Indemnifying Party") of any claim, action or proceeding of a third party for which the Indemnified Party seeks indemnification; and (ii) cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any such claim, action or proceeding. The Indemnified Party's failure to comply with its obligations under this Section shall not constitute a breach of this Agreement nor relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent, if any, that the Indemnifying Party's defense or settlement of the affected claim, action or proceeding was actually and materially impaired thereby.

            (b) Defense. The Indemnifying Party shall conduct, at its own expense, the defense of any and all such claims, charges, suits or other actions by a third party, and the Indemnified Party may, at its own expense, assist in such defense if it so chooses, provided that the Indemnifying Party shall control such defense and all negotiations relative to the settlement of any such claim. Neither party shall settle or admit liability with respect to any such claims, charges, suits or other actions which could result in liability to the other party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

8. Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PTC NOR B&L, NOR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH DAMAGES WERE FORESEEABLE, EXCEPT TO THE EXTENT SUCH DAMAGES ARE OWED TO A THIRD PARTY BY A PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT AND EXCEPT FOR ANY DAMAGES ARISING FROM BREACH OF A PARTY'S CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT.

9. Confidentiality.

      9.1 Nondisclosure and Nonuse Obligations. During the Term, and thereafter after expiration or termination hereof, each party will maintain all Confidential Information of the other party in trust and confidence and will not disclose any Confidential Information of the other party to any third party or use any Confidential Information of the other party except to the extent required to enjoy its rights or comply with its obligations under this Agreement. Confidential Information shall be disclosed only to employees, agents, Affiliates and consultants who have a need for such information and who are bound by obligations of nondisclosure and non-use at least as restrictive as those set forth herein. Each party shall be responsible for any disclosure or use of the Confidential Information by such employees, agents, Affiliates and consultants. Each party shall protect the other party's Confidential Information using not less than the same standard of care with which it treats its own Confidential Information, but at all times shall use at least reasonable care.

      9.2 Exceptions. Confidential Information shall not include any information which:

            (a) is now, or lawfully becomes, generally known or available to the public through no fault of the recipient;

            (b) is known by the receiving party at the time of receiving such information;

            (c) is hereafter lawfully furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

            (d) is independently developed by the receiving party without any breach of this Section as evidenced by its written records; or

            (e) is the subject of a written permission to disclose provided by the disclosing party.

      9.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information of the other party if such disclosure is required: (i) by an order of a court or other governmental body, or any political subdivision thereof or arbitral panel with jurisdiction over the disclosing party; or (ii) by law or regulation (including, without limitation, to comply with any applicable securities regulation, stock exchange or NASDAQ disclosure requirements), but only to the extent that any such disclosure is reasonably necessary. With respect to any order of a court or other governmental body, the disclosing party shall, if practicable, first have given written notice to the other party hereto and shall use reasonable efforts to limit the scope and content of such disclosure to the required scope and content. With respect to disclosure required by Applicable Laws or regulations (including, without limitation, any applicable securities regulation, stock exchange or NASDAQ disclosure requirements), the disclosing party shall, if practicable, first give written notice to the other party hereto and allow the other party a reasonable opportunity to comment on the content of such disclosure and shall consult with the other party with respect to the comments of such other party.

      9.4 Obligations at End of Term. Each party agrees, at the request of the other party, upon expiration or termination of this Agreement to either: (i) return to the other party all originals and copies of the other party's Confidential Information; or (ii) at the other party's option, destroy all originals and copies of the other party's Confidential Information and to certify in writing such destruction to the other party; provided, however that
(a) the receiving party may keep one copy of the other party's Confidential Information in a secure location, solely for purposes of enforcing and determining such party's rights and obligations under this Agreement; (b) PTC shall have no obligation to return or destroy any copies embodying the B&L Improvements or the Joint Improvements; and (c) B&L shall have no obligation to return or destroy any Applicable Know-How relating to any Licensed Compounds or the Joint Improvements.

      9.5 Injunctive Relief. The parties agree that any breach of the restrictions contained in this Section or Section 4.6 will cause irreparable harm to the non-breaching party entitling the non-breaching party to injunctive or other preliminary relief in addition to all other legal remedies.

10. Publicity. All publicity, press releases and other announcements regarding this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and subject to the written approval of, both parties. Notwithstanding the foregoing, either party may, without the written consent of the other, disclose the terms of this Agreement insofar as reasonably required to comply with applicable securities laws (including, without limitation, any applicable stock exchange or NASDAQ disclosure requirements); provided, however, that where practicable the disclosing party shall provide advance notice and a reasonable opportunity to the other party to provide comments regarding any confidential treatment or similar request. The disclosing party shall if practicable reasonably consider any such comments from the other party. In addition, each party shall have the right to disclose, under obligations of confidentiality and as reasonably required, the terms of this Agreement to potential acquirers, investors, lenders, licensees, sublicensees, contractors and other third parties in connection with acquisition, financing, product development or commercialization activities.

11. Miscellaneous.

         11.1 Bankruptcy. All licenses granted under this Agreement by PTC to B&L, for all purposes of Section 365(n) of Title XI of the United States Code ("Title XI"), are licenses of rights to "intellectual property" as defined in Title XI. If PTC seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), B&L hereby elects pursuant to Section 365(n) to retain all rights granted to B&L under this Agreement to the extent permitted by law.

         11.2 Relationship of the Parties. Nothing in this Agreement shall be deemed to create any contract or relationship of employment between B&L and PTC or any personnel of PTC. PTC shall be responsible for all federal, state and local laws pertaining to income taxes, withholding taxes, Social Security, unemployment compensation, worker's compensation and any other rights, benefits, or obligations relating to such personnel.

         11.3 Notices. All notices required or permitted hereunder must be given in writing and mailed postage prepaid, certified or registered mail, return receipt requested, or sent by a nationally recognized express courier service, or hand-delivered at the following addresses:

         To PTC:           PTC Therapeutics, Inc.
                           100 Corporate Court
                           South Plainfield, New Jersey 07080-2449
                           Attn.: Legal Dep't

         Email copy to: legal@ptcbio.com

         To B&L:           Bausch & Lomb Incorporated
                           One Bausch & Lomb Place
                           Rochester, New York  14604-2701
                           Attn.: Senior Vice President - Research and
                                  Development and Chief Scientific Officer

         Copy to:          Bausch & Lomb Incorporated
                           One Bausch & Lomb Place
                           Rochester, New York  14604-2701
                           Attn.: Senior Vice President and General Counsel

         All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

         11.4 Captions and Section References. The titles, headings or captions in this Agreement do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretations, construction or application of this Agreement.

         11.5 Severability. If any term or provision of this Agreement shall be found to be invalid, illegal or otherwise unenforceable, such finding shall not affect the other terms or provisions of this Agreement, or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties set forth in this Agreement.

         11.6 Amendment. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in a writing that expressly references this Agreement and is signed on behalf of the parties hereto by their duly authorized representatives.

         11.7 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such or other term, provision or condition of this Agreement.

         11.8 Force Majeure. Neither party shall be liable hereunder to the other party nor shall be in breach for failure to perform its obligations caused by circumstances beyond the control of either party, including, but not limited to: acts of nature; fires; earthquakes; floods; riots; wars; civil disturbances; sabotage; accidents; shortages or government actions. In the case of any such event, the affected party shall promptly notify the other party, and shall keep the other party informed of the event in writing specifying the extent to which its performance will likely be affected. The party affected shall exert reasonable diligent efforts to eliminate, cure or overcome any such cause and resume performance as soon as practicable.

         11.9 Benefits and Binding Nature of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.

         11.10 Assignment; Change in Control. The rights under this Agreement may not be assigned by either party (the "Assigning Party") without the written consent of the other party (the "Non-Assigning Party") except (i) to any Affiliate of the Assigning Party or (ii) to any party which acquires substantially all of the assets and business of the Assigning Party to which this Agreement relates.

         11.11 Entire Agreement. This Agreement, including the Exhibits attached hereto, sets forth the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all negotiations, preliminary agreements, memoranda or letters of proposal or intent, discussions and understandings of the parties hereto in connection with the subject matter hereof.

         11.12 Governing Law and Forum. This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the State of New York. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the courts located in the Borough of Manhattan, New York, New York. This choice of venue is intended by the parties to be mandatory and not permissive in nature, and to preclude the possibility of litigation between the parties with respect to, or arising out of, this Agreement in any jurisdiction other than that specified in this Section. Each party waives any right it may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section.

         11.13 Counterparts. This Agreement may be executed in counterparts. For purposes hereof, a facsimile copy of this Agreement, including the signature page hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

         [The remainder of this page is left intentionally blank. Signature page follows.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

BAUSCH & LOMB INCORPORATED                     PTC THERAPEUTICS, INC.

By: /s/ STEPHEN C. McCLUSKI                    By: /s/ MARK E. BOULDING
   -----------------------------                  -----------------------------

Name: Stephen C. McClusky                      Name: Mark E. Boulding

Title: Senior Vice President and CFO           Title: SVB, Business Development
                                                      and Legal

                                    EXHIBIT A
                                       TO
                             RESEARCH COLLABORATION
                         AND EXCLUSIVE OPTION AGREEMENT

                          LIST OF EVALUATION COMPOUNDS

Exhibit A-1 (PTC Program Compounds):  [attached]
Exhibit A-2 (PTC Development Compounds):  [attached]

EXHIBIT A-1 (PTC PROGRAM COMPOUNDS)

Note: These aliases were assigned using PTC MTA reference code [**]

[**]
[**]
[**]
[**]

EXHIBIT A-2 (PTC DEVELOPMENT COMPOUNDS)

Note: These aliases were assigned using PTC MTA reference code [**]

[**]
[**]

                                    EXHIBIT B
                                       TO
                             RESEARCH COLLABORATION
                         AND EXCLUSIVE OPTION AGREEMENT

                                LICENSE AGREEMENT

         This License Agreement ("Agreement") is entered into as of [INSERT DATE OF EXERCISE OF THE OPTION] by and between Bausch & Lomb Incorporated, a New York corporation with a place of business at One Bausch & Lomb Place, Rochester, New York 14604-2701 ("B&L") and PTC Therapeutics, Inc., a Delaware corporation with a place of business at 100 Corporate Court, South Plainfield, New Jersey 07080-2449 ("PTC") and shall be effective as of the HSR Clearance Date or, if no filing is to be made under the HSR Act, then it shall be effective on the date set forth above (in either case, the "Effective Date").

                                    RECITALS

         WHEREAS, B&L and PTC have entered into a Research Collaboration and Exclusive Option Agreement dated as of December 1, 2005 under which B&L is granted the exclusive right to evaluate certain compounds in the possession of PTC for the purpose of identifying potential candidates for development by B&L for the treatment, diagnosis and/or prevention of diseases of the eye (the "Research Collaboration and Exclusive Option Agreement");

         WHEREAS, under the terms of the Research Collaboration and Exclusive Option Agreement, B&L was granted an exclusive option to license one or more such compounds selected by B&L for use in the treatment, diagnosis and/or prevention of diseases of the eye; and

         WHEREAS, B&L has exercised such option with regard to the Licensed Compound (as defined below) and PTC desires to grant to B&L, and B&L wishes to acquire from PTC, an exclusive worldwide right and license to such Licensed Compound in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, PTC and B&L hereby agree as follows:

1. Definitions. In addition to any terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below.

         1.1 "Affiliate" means any corporation, association or other entity, which directly or indirectly controls, is controlled by or is under common control with the party in question. Solely for purposes of this definition the term "control" means direct or indirect beneficial ownership of more than 50% of the voting stock in such corporation or other business entity, or such other relationship as in fact constitutes actual control.

         1.2 "Annual Net Sales" means worldwide Net Sales actually invoiced during a Fiscal Year, or portion thereof, during the term of this Agreement.

         1.3 "Applicable Laws" means all laws, ordinances, rules and regulations applicable to this Agreement or the activities contemplated hereunder, including without limitation the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

         1.4 "B&L Improvement" means any new compound that is conceived or first reduced to practice by B&L employees, agents and/or third party contractors during the term of this Agreement, including all patent and other intellectual property rights thereto Controlled by B&L, but only to the extent the foregoing covers a compound that is a chemical modification of a Licensed Compound.

         1.5 "Commercially Reasonable Efforts" means the efforts and resources normally used by an established pharmaceutical company for a pharmaceutical product owned exclusively by such company (i.e., without any royalty or similar obligation to another person or entity in respect of development or commercialization of such product) with a similar market potential at a similar stage in its development or commercialization, taking into account the competitiveness of the marketplace, its proprietary position with respect to such product, applicable regulatory circumstances, the profitability of such product, the likelihood of success of commercialization, and other relevant factors. Commercially Reasonable Efforts shall be deemed to have not occurred if B&L, an Affiliate of B&L or sublicensee of B&L has not, within three (3) years following the Effective Date, submitted an IND for a Licensed Product, commenced human clinical trials for a Licensed Product, received Registration Approval for a Licensed Product or made a commercial sale of a Licensed Product in a Major Territory.

         1.6 "Confidential Information" means any information communicated by one party hereto to the other, which is identified as proprietary or confidential by the disclosing party, or which would be reasonably understood to be the type of information which should be treated as proprietary or confidential. All reports provided by B&L to PTC under this Agreement shall be deemed Confidential Information of B&L no matter how marked or disclosed.

         1.7 "Controlled" means, with respect to any know-how or intellectual property right, possession by a party, directly or through an Affiliate controlled by such party, of the ability to grant the right to access or use, or to grant a license or a sublicense to, such know-how or intellectual property right as provided for herein under which such rights to access or use are obtained.

         1.8 "FDA" means the United States Food and Drug Administration.

         1.9 "Field" means the treatment, diagnosis or prevention of diseases of the eye.

         1.10 "Fiscal Quarter" means B&L's fiscal quarters which are based on the Fiscal Year and are published annually by B&L's Corporate Finance Department.

         1.11 "Fiscal Year" means the fiscal year of B&L, which is the 52 or 53 week period ending on the last Saturday in December of each calendar year.

         1.12 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

         1.13 "HSR Clearance Date" means the earlier of (a) the date on which the FTC or DOJ shall notify PTC and B&L of early termination of the applicable waiting period under the HSR Act or (b) the day after the date on which the applicable waiting period under the HSR Act expires.

         1.14 "IND" means an Investigational New Drug Application filed by B&L with the FDA or any comparable application filed with a Regulatory Authority of a country other than the United States as may be required as a legal prerequisite to the commencement of human clinical trials of the Licensed Compound.

         1.15 "Licensed Compound" means the compound known as [INSERT NAME OF LICENSED COMPOUND], as further described on Schedule 1.14, and equivalents thereof, including, but not limited to, analogs, homologs, derivatives, variants, conjugates, tautomers, isomers and prodrugs thereof, but expressly excluding the PTC Development Compounds (as defined in the Research Collaboration and Exclusive Option Agreement).

         1.16 "Licensed Know-How" means any technical information, including all biological, chemical, pharmacological, toxicological, clinical and assay information, data, discoveries, inventions, improvements, know-how, materials, processes, formulae and trade secrets, whether patentable or unpatentable (but not patented), that at any time during the term of this Agreement prior to the first commercial sale in a Major Territory of a Licensed Product by B&L, or an Affiliate or sublicensee of B&L, are Controlled by PTC, and that relate to the Licensed Compound in the Field.

         1.17 "Licensed Patents" means (a) all U.S. and international patents and U.S. and international patent applications that at any time during the term of this Agreement prior to the first commercial sale in a Major Territory of a Licensed Product by B&L, or an Affiliate or sublicensee of B&L, are Controlled by PTC, the claims of which may be infringed, absent a license, by the manufacture, use, sale, offer for sale or importation of the Licensed Compound in the Field, (b) all continuations, divisionals, substitutions, extensions, reissues and reexaminations thereof and, solely to the extent entirely supported by any of the foregoing, claims in continuations-in-part thereof, and (c) patents resulting from the foregoing.

         1.18 "Licensed Product" means any prophylactic, diagnostic or therapeutic product composed of or including a Licensed Compound.

         1.19 "Major Territory" means each of (i) the United States, (ii) Japan, and (iii) at least three of the following: France, the United Kingdom, Germany, Italy, and Spain.

         1.20 "NDA" means a New Drug Application or similar application or submission filed with a Regulatory Authority of a country or group of countries by B&L or an Affiliate of B&L, approval of which by such Regulatory Authority would constitute Registration Approval.

         1.21 "Net Sales" means the gross invoice price of Licensed Products sold or commercially disposed of for value by B&L or an Affiliate or sublicensee of B&L in an arm's length transaction with a third party (other than an Affiliate or sublicensee of B&L), less the following:

         (a) discounts, charge backs, Medicare or other government rebates, and rebates taken or allowed;

         (b) credits or allowances given or made for rejections or return of any previously sold Licensed Product taken or allowed;

         (c) to the extent included in such gross invoice price any tax or government charge imposed on the production, import, export, sale, delivery or use of such Licensed Product, including, without limitation, any value added or similar tax or government charge, but not including any tax levied with respect to income; and

         (d) to the extent included in such gross invoice price any reasonable and documented packaging and shipping charges.

         Notwithstanding any other provision of this Section, Net Sales shall not include the transfer:

         (i) without consideration of any Licensed Product for use in any clinical trial or in any pre-clinical or other research;

         (ii) without consideration of any Licensed Product as samples or other use to promote additional Net Sales in commercially reasonable amounts consistent with the normal business practices of B&L; or

         (iii) without consideration of any Licensed Product for compassionate use.

         Such adjustments shall be consistent with customary accounting practices within B&L and in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), consistently applied.

         If a Licensed Product is sold in the form of a combination product containing one or more active ingredients that are themselves not the Licensed Product (a "Combination Product"), then for the purpose of calculating royalties owed on sales of the Combination Product, Net Sales shall be calculated as follows: first, B&L shall determine the actual Net Sales of such Combination Product (calculated using the above described deductions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of the actual Licensed Product component of such Combination Product, and B is the total invoice price of the other active ingredient component(s) of such Combination Product. If the invoice price of either the Licensed Product or the other active ingredient component(s) of such Combination Product cannot be determined, Net Sales of such Combination Product shall be equitably determined by an independent third party selected by mutual agreement of the parties.

         1.22 "New Active Ingredient" means a chemically modified Licensed Compound which is neither (i) [**] or efficacy of the first Licensed Compound, nor (ii) a regulatory equivalent of the first Licensed Compound, such as those delineated in 37 C.F.R. Section 1.710(b)(1).

         1.23 "Phase I Clinical Trial" means an initial human clinical trial of the Licensed Compound conducted by B&L or an Affiliate or sublicensee of B&L in order to initially study the safety, absorption, distribution, metabolism and/or excretion of the Licensed Compound.

         1.24 "Phase II Clinical Trial" means a human clinical trial of the Licensed Compound that is conducted by B&L or an Affiliate or sublicensee of B&L in order to initially study the efficacy of the Licensed Compound for a specific indication within the Field, which trial follows a Phase I Clinical Trial.

         1.25 "Pivotal Clinical Trial" means a pivotal human clinical trial of the Licensed Compound that is conducted by B&L or an Affiliate of B&L in an extended patient population intended to support the filing of an NDA for such Licensed Compound within the Field.

         1.26 "Registration Approval" means, with respect to any country or group of countries, all approvals by the appropriate Regulatory Authority necessary to permit commercial marketing and sales of the Licensed Product in the Field in such country or group of countries.

         1.27 "Regulatory Authority" means the FDA in the United States or the equivalent of the FDA in any country other than the United States, or a successor agency to the foregoing in a given country.

         1.28 "Successful Completion" means that the applicable Phase I Clinical Trial, Phase II Clinical Trial, or Pivotal Clinical Trial has been completed in essential accordance with the protocol for the trial and sufficient data have been obtained that satisfy the objectives and clinical endpoints specified in the protocol. With respect to a specific trial, "Successful Completion" shall be deemed to have occurred upon the subsequent commencement of any other trial that has objectives and/or clinical endpoints that are more advanced than those set forth in the protocol for the completed trial.

         1.29 "Valid Claim" means any claim covering the Licensed Compound (i) of an issued and unexpired patent within the Licensed Patents, which has not lapsed, been revoked or abandoned or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, or (ii) of a patent application within the Licensed Patents that has been pending for no more than seven years, or (iii) of an issued and unexpired patent within the B&L Improvements, which has not lapsed, been revoked or abandoned or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, or (iv) of a patent application within the B&L Improvements that has been pending for no more than seven years. For the purpose of clarity, patent and patent applications within the B&L Improvements may be owned by B&L.

2. License Grant.

         2.1 Grant. PTC hereby grants to B&L, and B&L hereby accepts, an exclusive, worldwide license, with the right to sublicense, under the Licensed Know-How and Licensed Patents to develop, make, have made, use, sell, offer for sale, promote and import Licensed Products, solely in the Field.

         2.2 Sublicenses. B&L shall have the exclusive right to grant sublicenses under the license granted under Section 2.1 without the prior written approval of PTC, provided, however, that any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty obligations, reports, termination provisions, development and commercialization diligence obligations, and other provisions contained in this Agreement. B&L shall pay PTC, or cause its Affiliates or sublicensees to pay PTC, royalties, as set forth in Section 3.2, on Net Sales of such Affiliates or sublicensees as if such Net Sales had been made by B&L. Each Affiliate and sublicensee shall report its Net Sales to PTC through B&L, which Net Sales shall be aggregated with any Net Sales of B&L for purposes of determining the Net Sales upon which royalties are to be paid to PTC. B&L and its Affiliates shall have the right to appoint resellers and distributors for the sale and distribution of the Licensed Product in the Field and B&L shall have the right to appoint third parties to promote or co-promote the Licensed Product in the Field subject to the terms of this Agreement, all without the consent of PTC.

         2.3 Technology Transfer; Adverse Events. Upon execution of this Agreement and thereafter within [**] following request by B&L (provided that such requests may occur no more often than once [**]) until the first commercial sale in a Major Territory of a Licensed Product by B&L, PTC shall provide to B&L any update to the information provided by PTC to B&L pursuant to Section 2.1 of the Research Collaboration and Exclusive Option Agreement that is then known to PTC with respect to the Licensed Compound. In addition, each party shall promptly disclose to the other all safety information, technical complaints and adverse events regarding the Licensed Compound and any products containing such Licensed Compound in accordance with customary procedures for sharing such information between two entities in the pharmaceutical industry that each have obligations to report and/or act on such information.

         2.4 License to B&L Improvements. B&L hereby grants to PTC, and PTC hereby accepts, a non-exclusive, royalty-free, worldwide license, with the right to sublicense, to B&L Improvements for use outside of the Field. At the request of PTC, B&L shall negotiate terms, including the payment of fees and royalties, under which such non-exclusive licenses may be converted to exclusive licenses.

3. Consideration.

         3.1 Milestone Payments. B&L shall pay to PTC the following payments within thirty (30) days following the occurrence of each milestone event:

   NO.                MILESTONE EVENT          PAYMENT
    1       [**]                                $[**]
    2       [**]                                $[**]
    3       [**]                                $[**]
    4       [**]                                $[**]
    5       [**]                                $[**]
    6       [**]                                $[**]

    7       [**]                                $[**]
    8       [**]                                $[**]
    9       [**]                                $[**]

In the event that any milestone event in the table above does not occur but then a subsequent milestone event in the table above does occur with respect to a Licensed Compound or Licensed Product, the milestone payment for the missed milestone event shall become payable concurrently with the milestone payment for the subsequently occurring milestone event, provided, however, that milestone number 6 and milestone number 7 shall not be payable unless they have actually occurred, milestone number 8 shall not be payable unless milestone number 6 has first occurred and milestone number 9 shall not be payable unless milestone number 7 has first occurred.

         3.2 Royalties. B&L shall pay to PTC a royalty on Net Sales as follows:

                  (a) [**]% of that portion of Annual Net Sales that is less than or equal to $[**];

                  (b) [**]% of that portion of Annual Net Sales that exceeds $[**] but is less than or equal to $[**];

                  (c) [**]% of that portion of Annual Net Sales that exceeds $[**] but is less than or equal to $[**]; and

                  (d) [**]% of that portion of Annual Net Sales that exceeds $[**].

         No more than one royalty payment shall be made with respect to any unit of a Licensed Product.

         3.3 Lump Sum Payment. In addition, B&L shall pay to PTC a lump sum (one time) payment of $[**] within [**] following the end of the first Fiscal Year in which Annual Net Sales equals or exceeds $[**].

         3.4 Quarterly Reporting and Payment. Within [**] following the end of each Fiscal Quarter during the term of this Agreement, B&L shall (a) calculate and report to PTC (i) the number of units of each Licensed Product sold during such Fiscal Quarter; (ii) B&L's calculation, based upon the books and records of B&L, of Net Sales during such Fiscal Quarter, including an itemization of gross amounts invoiced and amounts deducted in the calculation of such Net Sales; and
(iii) B&L's calculation of amounts owed to PTC under Section 3.2 and Section 3.3 (if applicable) for such Fiscal Quarter, taking into account the cumulative Net Sales for any preceding Fiscal Quarters for the Fiscal Year in which such Fiscal Quarter falls; and (b) pay to PTC the amounts owed to PTC under Section 3.2 and
Section 3.3 for such Fiscal Quarter.

         3.5 Post-Termination Report. Within [**] days following any termination of this Agreement, B&L shall (a) calculate and report to PTC (i) the number of units of each Licensed Product sold prior to such termination and not previously reported; (ii) B&L's calculation, based upon the books and records of B&L, of Net Sales for any portion of a Fiscal Quarter prior to such termination not previously reported, including an itemization of gross amounts invoiced and amounts deducted in the calculation of such Net Sales; and (iii) B&L's calculation of amounts owed to PTC under Section
3.2 and Section 3.3 (if applicable) for such portion of a Fiscal Quarter prior to such termination; and (b) pay to PTC the amounts owed to PTC under Section
3.2 and Section 3.3 (if applicable) for such period following termination and not yet paid.

         3.6 Offsets for Adverse Patents. Should B&L determine in its reasonable discretion that in order to commercialize a Licensed Product it is necessary to obtain rights under one or more patents or patent applications owned or controlled by one or more third parties and that cover the Licensed Compound or its manufacture, use, sale, offering for sale or importation in the Field, then B&L shall be entitled to negotiate and enter into agreements with such third parties and [**]% of any amounts payable with respect to the Licensed Compound by B&L under such agreements shall be credited against royalties payable by B&L to PTC, with respect to Net Sales in the country(-ies) for which such third party agreements are necessary, under Section 3.2 of this Agreement, provided, however, that such amounts credited shall not exceed [**] percent ([**]%) of amounts otherwise due to PTC in any Fiscal Quarter with respect to Net Sales in any country(-ies) for which such third party agreements are necessary.

         3.7 Reduction in Royalty Rate in Response to Generic Competition. Notwithstanding the foregoing Section 3.2, on a Fiscal Quarter-by-Fiscal Quarter basis and a country-by-country basis, in any country where there is a Competing Product (as defined below) sold in such country and (a) there exists no Valid Claim, or (b) after consultation with each other, PTC and B&L elect not to pursue individually or jointly action seeking to stop the sale of such Competing Product in such country, or (c) B&L and/or its Affiliates and/or sublicensees are not entitled to bring or able to initiate an action (whether in their own name or in the name of PTC) to, or otherwise able to, stop any person from selling a Competing Product in such country, the royalty payable under Section
3.2 (after giving effect to any reduction under Section 3.6) on Net Sales in such country shall be reduced (i) to [**] percent ([**]%) of the otherwise applicable royalty if the aggregate sales of Competing Products in such country exceed [**] percent ([**]%) but are less than [**] percent ([**]%) of the total market for sales of products in the same ophthalmic therapeutic class and of the same type in such country, and (ii) to [**] percent ([**]%) of the otherwise applicable royalty if the aggregate sales of Competing Products in such country exceed [**] percent ([**]%) in the same ophthalmic therapeutic class and of the same type in such country. For purposes of this provision, "Competing Product" shall mean any product that incorporates the Licensed Compound.

         3.8 Determination of Otherwise Applicable Royalty for Purposes of Reduction Pursuant to Section 3.6 or 3.7. For any Fiscal Quarter in which (a) B&L's aggregate royalty obligation under Section 3.2 would, before any offset or reduction pursuant to Section 3.6 or 3.7, be calculated based on two or more applicable royalty rates pursuant to Section 3.2 and (b) an offset or reduction pursuant to Section 3.6 or 3.7 is applicable with respect to any country, the royalty payable on Net Sales in such country during such Fiscal Quarter, before any offset or reduction pursuant to Section 3.6 or 3.7, shall be determined by applying the royalty rate brackets to Net Sales in such country in the same proportion as the royalty rate brackets are applied to worldwide Net Sales during such Fiscal Quarter. By way of example, if, before any offset or reduction pursuant to Section 3.6 or 3.7, the royalty rate applicable to [**]% of worldwide Net Sales during such Fiscal Quarter is [**]%, and the royalty rate applicable to [**]% of worldwide Net Sales during such Fiscal Quarter is [**]%, then the royalty rate applicable to [**]% of Net Sales in such country during such Fiscal Quarter shall be deemed [**]%, and the royalty rate applicable to [**]% of Net Sales in such country during such Fiscal Quarter shall be deemed [**]%.

         3.9 Records and Audit Rights. B&L shall, in accordance with GAAP, keep full and accurate books and records with respect to the amounts payable hereunder for no less than three (3) calendar years after the end of the Fiscal Year in respect of which payment is to be made hereunder. B&L shall permit PTC to have such books and records examined by certified public accountants retained by PTC and reasonably acceptable to B&L, during regular business hours and upon reasonable advance written notice, but not later than three (3) calendar years following the rendering of any reports, accounting and payments under this Agreement and no more often than one (1) time per Fiscal Year. Such accountants shall keep confidential any information obtained during such examination and shall report only the amounts which the accountants believe to be due and payable hereunder. Any such information so reviewed and any such information reported shall be considered the Confidential Information of B&L. If the audit discloses an underpayment, B&L shall promptly remit to PTC any shortfall. If the audit discloses an underpayment that is in excess of 10% of the total amount due to PTC for any Fiscal Quarter, B&L shall pay PTC's reasonable out-of-pocket costs of the audit.

         3.10 Currencies. Payments under this Agreement shall be made in United States dollars. Net Sales data for each country shall be converted into United States dollars using the applicable monthly exchange rate for converting such local currency to United States dollars in accordance with B&L's worldwide accounting systems.

         3.11 Taxes. B&L may withhold the appropriate tax from any payment to be made to PTC under this Agreement provided that such withholding is required by Applicable Laws and B&L submits the amounts withheld to the applicable tax authorities. In such event B&L shall furnish PTC with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. B&L and PTC shall cooperate to take advantage of any applicable tax treaties pursuant to which the withholding of taxes can be legally avoided or minimized.

         3.12 Duration of Royalty Obligations. The obligation of B&L to pay royalties under this Section 3 shall terminate on a country-by-country basis on the later of (i) the date on which there exists no Valid Claim in such country, or (ii) ten (10) years after the first commercial sale for monetary value for use or consumption by the general public of the Licensed Product by B&L or any of its Affiliates or sublicensees in such country following Registration Approval for the Licensed Product in such country. Following termination of B&L's obligation to pay royalties in a country pursuant to this Section 3.12, the license and rights granted to B&L hereunder with respect to such country shall become non-exclusive, fully paid-up, royalty-free, irrevocable and perpetual.

4. Obligations of B&L.

         4.1 Control and Cooperation. B&L shall, at its own expense, solely control and be solely responsible for developing, manufacturing, registering and commercializing the Licensed Compound. All registration filings will be made in the name of B&L and shall be held by B&L. PTC shall cooperate, at B&L's expense (as mutually agreed by the parties in connection with any request by B&L for such assistance), to the extent reasonably necessary to assist B&L in such filings, in obtaining Registration Approvals and in complying with all ongoing regulatory requirements including analysis of technical complaints and adverse events.

         4.2 Diligence. B&L shall use Commercially Reasonable Efforts to develop a Licensed Product, and to obtain Registration Approval for and market a Licensed Product in all Major Territories.

         4.3 Joint Development Committee.

                  (a) Formation. Within sixty (60) days following the Effective Date, the parties shall form a committee (the "Joint Development Committee") comprising at least two representatives from each party of appropriate backgrounds and level.

                  (b) Responsibilities. The Joint Development Committee will be responsible for (i) reviewing and providing consultation regarding B&L's plans and progress in developing, manufacturing, registering and commercializing a Licensed Product and (ii) discussing other matters related to this Agreement referred to it by either party. Each party's representatives to the Joint Development Committee shall communicate with one another as necessary to perform the parties' respective obligations hereunder. B&L's representatives shall (a) provide to PTC's representatives quarterly written reports regarding the status of B&L's efforts in developing, manufacturing, registering and commercializing the Licensed Compound, including information regarding clinical planning and the progress of any clinical trials; (b) permit PTC's representatives to be present during clinical trial investigator calls and meetings; (c) permit PTC's representatives to review development and clinical data, minutes of project team meetings and regulatory correspondence (including drafts of material regulatory correspondence to be sent by B&L to Regulatory Authorities reasonably in advance of submission); and (d) provide PTC's representatives with access to such other information regarding B&L's plans and progress in developing, manufacturing, registering and commercializing a Licensed Product as PTC's representatives shall reasonably request.

                  (c) Meetings. The Joint Development Committee shall hold its first meeting in person within ninety (90) days following the Effective Date. Thereafter, the Joint Development Committee will meet on a quarterly basis either in person or by telephone at mutually acceptable times and locations. At each meeting, each party may bring one or more additional advisors, experts or vendors to participate in the meeting, provided that each such advisor, expert or vendor signs an appropriate nondisclosure agreement prohibiting disclosure of Confidential Information acquired in connection with such participation.

                  (d) Disagreements. Any matter of disagreement related to development, manufacture, registration and commercializing of the Licensed Compound shall be referred to a designated senior executive of each party for resolution. [**] any matter of disagreement that is not resolved by such referral if such senior executives are unable to resolve the dispute within a reasonable time period after such referral. For the avoidance of doubt, nothing in this Section 4.3 shall be construed as giving either party the right to modify any provision of this Agreement.

5. Term and Termination.

         5.1 Term. The term of this Agreement shall commence as of the Effective Date and unless terminated earlier as set forth below, shall continue until B&L has no further obligation to pay royalties pursuant to Section 3.

         5.2 Termination by PTC. PTC may terminate this Agreement upon written notice to B&L in the event that:

                  (a) B&L has failed to pay any undisputed amounts when due hereunder within forty-five (45) days following receipt by B&L of written notice from PTC demanding the payment of such amount; or

                  (b) B&L has failed to use Commercially Reasonable Efforts to develop a Licensed Product in accordance with Section 4.2, above, and PTC has reviewed all information contained in the reports and other information provided by B&L pursuant to Section 4.3, above, has compared such information with the standards set forth in Section 4.2, above, and has provided written notice to B&L that specifically identifies how B&L has failed to comply with Section 4.2; provided that PTC's right of termination shall not become effective unless B&L has failed, within [**] following receipt of such written notice, to either begin or resume Commercially Reasonable Efforts to develop a Licensed Product in accordance with Section 4.2, which termination right shall be PTC's sole remedy for failure by B&L to use Commercially Reasonable Efforts to develop a Licensed Product in accordance with Section 4.2 and which termination, and the effect of termination under Section 5.4 below, shall apply only to the Major Territory in which B&L has failed to use Commercially Reasonable Efforts to develop a Licensed Product, provided that if such termination applies to all three of the Major Territories, such termination, and the effect of termination under Section
5.4 below, shall also apply to all countries and territories outside the Major Territories in which B&L, or an Affiliate or sublicensee of B&L, has not received Registration Approval for, or made a commercial sale as of, a Licensed Product prior to the effective date of such termination; or

                  (c) B&L has failed to perform any other material obligation under this Agreement, and has failed to cure such non-performance within [**] following receipt by B&L of written notice from PTC specifying in reasonable detail the nature of such failure.

         5.3 Termination by B&L. B&L may terminate this Agreement without cause in B&L's sole discretion upon ninety (90) days written notice to PTC.

         5.4 Effect of Termination.

                  (a) Termination of Licenses, Reversion of Rights, Etc. Upon any termination of this Agreement by PTC pursuant to Section 5.2 or by B&L pursuant to Section 5.3 (i) the licenses granted hereunder shall terminate; (ii) all rights granted hereunder to B&L shall revert to PTC for the benefit of PTC and B&L shall transfer to PTC all pre-clinical and clinical data, all regulatory filings, including drug master files, IND's, NDA's and Registration Approvals, and the like regarding the Licensed Product; (iii) if requested by PTC, B&L will supply reasonable quantities of the Licensed Product to PTC, on a cost plus [**]% basis, for up to [**] (if B&L or any of its Affiliates are manufacturing Licensed Product as of such termination) or transition any third party supply arrangement for the Licensed Product to PTC that B&L has in force as of such termination to the extent permitted under such supply arrangement; and (iv) for the [**] immediately following termination B&L shall be entitled to sell any completed inventory of Licensed Product which remain on hand as of the date of the termination, and to sell new inventory to the extent necessary to satisfy its contractual and legal obligations, so long as B&L pays to PTC the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement. Neither termination nor expiration of this Agreement shall terminate or otherwise affect the Research Collaboration and Exclusive Option Agreement or any other licenses granted to B&L under any other agreements between B&L and PTC.

                  (b) Grant of License to PTC. B&L shall, and hereby does, grant to PTC a non-exclusive license, effective as of termination pursuant to Section
5.2 or Section 5.3, under all know-how Controlled by B&L prior to such termination and under all patent rights Controlled by B&L prior to such termination the claims of which may be infringed, absent such license, by the manufacture, use, sale, offer for sale or importation of the Licensed Compound, with the right to sublicense, to make, have made, use, offer for sale, sell and import the Licensed Compound, and only the Licensed Compound, in any country of the world. No other, further or different license is granted or implied pursuant to this Section 5.4(b). At the request of PTC, B&L shall negotiate terms, including the payment of fees and royalties, under which such non-exclusive license may be converted to an exclusive license, subject to any licenses that may have been granted by B&L to any third parties prior to such request.

         5.5 Survival. Termination or expiration shall not relieve either party from any obligations accrued as of the date of such termination or expiration. The obligations of the parties under Sections 2.4, 3.5, 3.9, 3.12, 5.4, 5.5, 9, 10, 11, 12 and 13 shall survive termination or expiration of this Agreement.

6. Warranties, Representations and Covenants.

         6.1 Representations, Warranties and Covenants of Each Party.

                  (a) Authority. Each party represents and warrants that it possesses all right, title, interest and authority necessary to enter into this Agreement, perform its obligations hereunder and grant the rights embodied herein and that it is not aware of any legal impediment that would inhibit its ability to perform its obligations under this Agreement.

                  (b) No Conflicts. Each party represents and warrants to the other that the execution, delivery and performance of this Agreement does not:
(i) conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which such party is a party or is otherwise bound; or (ii) require the consent of any person or entity.

         6.2 Representations and Warranties of PTC.

                  (a) Compliance with Laws. PTC covenants, represents and warrants that it shall comply with all Applicable Laws.

            (b) No Claims. PTC represents and warrants as of the Effective Date that, except as disclosed by PTC to B&L in writing prior to the Effective Date with respect to the Licensed Compound, which disclosure is also set forth on
Schedule 6.2(b) attached hereto, (i) there have been no claims made against PTC asserting the invalidity, unenforceability, abuse or misuse of any of the Licensed Know-How and Licensed Patents specifically relating to the Licensed Compound; (ii) PTC has not made any claim of any violation or infringement or misappropriation by others of PTC's rights in the Licensed Compound, or the Licensed Know-How or Licensed Patents specifically relating to the Licensed Compound within the Field; and (iii) PTC has not received any notice that PTC is in conflict with or infringing upon the asserted rights of others in connection with the Licensed Compound, or the Licensed Know-How or Licensed Patents specifically relating to the Licensed Compound within the Field.

            (c) Third Party Intellectual Property. PTC represents and warrants to its knowledge as of the Effective Date that, except as disclosed by PTC to B&L in writing prior to the Effective Date with respect to the Licensed Compound, which disclosure is set forth on Schedule 6.2(c) attached hereto, there are no patent or other intellectual property rights owned or controlled by any third party that would be infringed by the composition of matter of the Licensed Compound or use of the Licensed Compound in the Field that would prevent B&L from making, using, selling, offering for sale or importing the Licensed Compound in the Field pursuant to this Agreement.

            (d) No Conflicting Licenses. PTC covenants, represents and warrants that, except as disclosed by PTC to B&L in writing prior to the Effective Date with respect to the Licensed Compound, which disclosure is set forth on Schedule 6.2(d) attached hereto, no licenses or covenants not to sue under the Licensed Know-How or Licensed Patents, and no rights to make, have made, use, sell, offer for sale, promote or import products containing the Licensed Compound, have been or shall be granted by PTC in the Field.

            (e) U.S. Government Support. PTC represents and warrants as of the Effective Date that, except as disclosed by PTC to B&L in writing prior to the Effective Date with respect to the Licensed Compound, which disclosure is set forth on Schedule 6.2(e) attached hereto, no research support was received from the United States or any other government body relating to the research or development of the Licensed Compound and that none of the Licensed Patents or Licensed Know-How may be deemed a "subject invention" under 35 U.S.C. Section 201.

      6.3 Representations, Warranties and Covenants of B&L. B&L covenants, represents and warrants that it shall comply with all Applicable Laws.

7.    Patent Preparation, Filing, Prosecution and Maintenance.

      7.1 Responsibility. PTC is responsible for preparing, filing, prosecuting and maintaining the Licensed Patents, including any interferences, oppositions, reissues or reexaminations. However, PTC shall provide, or cause its agent to provide, to B&L copies of relevant correspondence between PTC and the United States Patent Office or the various international patent offices and matters. Upon B&L's request, PTC shall be available to consult with B&L on matters relating to preparing, filing, prosecuting or maintaining any of the applications or patents that are part of the Licensed Patents. PTC shall implement all reasonable requests made by B&L with regard to the preparation, filing, prosecution and maintenance of the patent applications and patents within the Licensed Patents.

      7.2 Abandonment. If PTC desires to abandon any patent or patent application that is part of the Licensed Patents, it shall provide reasonable written notice to B&L and provide B&L the opportunity, at B&L's expense, to assume responsibility for preparing, filing, prosecuting and maintaining such patent application or patent in PTC's name. B&L shall have no obligation to pay royalties attributable to any such patents maintained by B&L; accordingly, patents maintained by B&L shall not be deemed Licensed Patents for the purpose of determining whether, under Section 3.7 or Section 3.12, a Valid Claim exists.

      7.3 Cooperation. PTC and B&L shall cooperate in preparing, filing, prosecuting and maintaining the patent applications and patents that are part of the Licensed Patents.

8.    Infringement of Intellectual Property.

      8.1 Notice. If either party becomes aware of any misappropriation or infringement or threatened misappropriation or infringement of any the Licensed Know-How and the Licensed Patents in the Field, then such party shall give written notice to the other party within ten (10) days of becoming aware of such infringement or threat.

      8.2 Enforcement Actions. B&L shall have the right, but not the obligation, to bring an enforcement action and take any other reasonable steps to defend the Licensed Know-How and the Licensed Patents against misappropriation or infringement in the Field at its own expense; which steps may include the negotiation of appropriate settlements and cross-licenses. PTC hereby agrees, in addition to its other obligations under this Section, to be joined as a party to any such action. If PTC is required to be joined as a party, PTC may retain its own counsel at its own expense or may elect to be represented in the enforcement action by B&L's counsel at B&L's expense. PTC shall also have the right to co-fund an enforcement action or defense. If B&L does not initiate a response to any infringement within ninety (90) days after it has received notice thereof, then PTC shall have the right to undertake such action itself at its own expense. Each party shall have the right to approve any settlement, cross-license, etc., such approval not to be unreasonably withheld or delayed.

      8.3 Distribution of Amounts Paid by Third Parties. In any legal proceeding brought by a party and funded solely by that party, any damages or other amounts recovered as a result of the proceeding will be retained by that party. In any other legal proceeding, any damages or other amounts will be distributed as follows: the damages or other amounts will first be used to reimburse each party for the cost of the suit or action (including attorneys' fees and any other third-party costs) actually paid by each party, then split evenly. Damages or other amounts recovered as a result of the proceeding retained by B&L shall not be deemed Annual Net Sales or otherwise subject to royalties or other payment obligations to PTC under this Agreement.

9.    Indemnification.

      9.1 PTC Indemnification.

            (a) Indemnity. PTC shall indemnify, defend and hold harmless B&L and its Affiliates, and their directors, officers, agents and employees (collectively, the "B&L Indemnified Parties") from and against all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and any costs of settlement) incurred by the B&L Indemnified Parties resulting from or arising in connection with any claim, suit, action or proceeding brought by a third party (a "Third Party Claim") against any such B&L Indemnified Party based on:

                  (i) PTC's breach of any of PTC's covenants, representations or warranties hereunder; or

                  (ii) any act or omission constituting recklessness, gross negligence or willful misconduct on the part of PTC.

            (b) Limitations on PTC Indemnification. PTC shall have no obligation to indemnify, defend or hold harmless the B&L Indemnified Parties in connection with any Third Party Claim to the extent such Third Party Claim is covered by B&L's obligations under Section 9.2, or arises from: (i) a B&L Indemnified Party's breach of any of B&L's covenants, representations or warranties hereunder; or (ii) any act or omission constituting recklessness, gross negligence or willful misconduct on the part of any of the B&L Indemnified Parties.

      9.2 B&L Indemnification.

            (a) Indemnity. B&L shall indemnify, defend and hold harmless PTC, its Affiliates, and their directors, officers, agents and employees (collectively, the "PTC Indemnified Parties") against all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and any costs of settlement) incurred by the PTC Indemnified Parties resulting from or arising in connection with a Third Party Claim brought against any such PTC Indemnified Party based on:

                  (i) B&L's breach of any of B&L's covenants, representations or warranties hereunder;

                  (ii) the pre-clinical testing, clinical testing, manufacture, distribution, marketing, advertisement, promotion or sale of the Licensed Product by B&L, its Affiliates and sublicensees, including without limitation any Third Party Claim based on personal injury, death or infringement of patent or other intellectual property rights that relate to a Licensed Product (other than infringement resulting from a breach by PTC of its representations and warranties hereunder) resulting from such pre-clinical testing, clinical testing, manufacture, distribution, marketing, advertisement, promotion or sale of the Licensed Product; or

                  (iii) any act or omission constituting recklessness, gross negligence or willful misconduct on the part of B&L.

            (b) Limitations on B&L Indemnification. B&L shall have no obligation to indemnify, defend or hold harmless the PTC Indemnified Parties in connection with any Third Party Claim to the extent such Third Party Claim is covered by PTC's obligations under Section 9.1, or arises from: (i) a PTC Indemnified Party's breach of any of PTC's covenants, obligations, agreements, representations or warranties hereunder; or (ii) any act or omission constituting recklessness, gross negligence or willful misconduct on the part of any of the PTC Indemnified Parties.

      9.3 Indemnification Procedure.

            (a) Notification and Cooperation. The party seeking indemnification hereunder (the "Indemnified Party") shall: (i) promptly notify in writing the party obligated to indemnify (the "Indemnifying Party") of any claim, action or proceeding of a third party for which the Indemnified Party seeks indemnification; and (ii) cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any such claim, action or proceeding. The Indemnified Party's failure to comply with its obligations under this Section shall not constitute a breach of this Agreement nor relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent, if any, that the Indemnifying Party's defense or settlement of the affected claim, action or proceeding was actually and materially impaired thereby.

            (b) Defense. The Indemnifying Party shall conduct, at its own expense, the defense of any and all such claims, charges, suits or other actions by a third party, and the Indemnified Party may, at its own expense, assist in such defense if it so chooses, provided that the Indemnifying Party shall control such defense and all negotiations relative to the settlement of any such claim. Neither party shall settle or admit liability with respect to any such claims, charges, suits or other actions which could result in liability to the other party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

10. Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PTC NOR B&L, NOR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH DAMAGES WERE FORESEEABLE, EXCEPT TO THE EXTENT SUCH DAMAGES ARE OWED TO A THIRD PARTY BY A PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT AND EXCEPT FOR ANY DAMAGES ARISING FROM BREACH OF A PARTY'S CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT.

11.   Confidentiality.

      11.1 Nondisclosure and Nonuse Obligations. During the term of this Agreement, and thereafter after expiration or termination hereof, each party will maintain all Confidential Information of the other party in trust and confidence and will not disclose any Confidential Information of the other party to any third party or use any Confidential Information of the other party except to the extent required to enjoy its rights or comply with its obligations under this Agreement. Confidential Information shall be disclosed only to employees, agents, Affiliates and consultants who have a need for such information and who are bound by obligations of nondisclosure and non-use at least as restrictive as those set forth herein. Each party shall be responsible for any disclosure or use of the Confidential Information by such employees, agents,

Affiliates and consultants. Each party shall protect the other party's Confidential Information using not less than the same standard of care with which it treats its own Confidential Information, but at all times shall use at least reasonable care.

      11.2 Exceptions. Confidential Information shall not include any information which:

            (a) is now, or lawfully becomes, generally known or available to the public through no fault of the recipient;

            (b) is known by the receiving party at the time of receiving such information;

            (c) is hereafter lawfully furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

            (d) is independently developed by the receiving party without any breach of this Section as evidenced by its written records; or

            (e) is the subject of a written permission to disclose provided by the disclosing party.

      11.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information of the other party if such disclosure is required: (i) by an order of a court or other governmental body, or any political subdivision thereof or arbitral panel with jurisdiction over the disclosing party; or (ii) by law or regulation (including, without limitation, to comply with any applicable securities regulation, stock exchange or NASDAQ disclosure requirements), but only to the extent that any such disclosure is reasonably necessary. With respect to any order of a court or other governmental body, the disclosing party shall, if practicable, first have given written notice to the other party hereto and shall use reasonable efforts to limit the scope and content of such disclosure to the required scope and content. With respect to disclosure required by Applicable Laws or regulations (including, without limitation, any applicable securities regulation, stock exchange or NASDAQ disclosure requirements), the disclosing party shall, if practicable, first give written notice to the other party hereto and allow the other party a reasonable opportunity to comment on the content of such disclosure and shall consult with the other party with respect to the comments of such other party.

      11.4 Obligations at End of Term. Each party agrees, at the request of the other party, upon expiration or termination of this Agreement to either: (i) return to the other party all originals and copies of the other party's Confidential Information; or (ii) at the other party's option, destroy all originals and copies of the other party's Confidential Information and to certify in writing such destruction to the other party; provided, however that the receiving party may keep one copy of the other party's Confidential Information in a secure location, solely for purposes of enforcing and determining such party's rights and obligations under this Agreement.

      11.5 Injunctive Relief. The parties agree that any breach of the restrictions contained in this Section will cause irreparable harm to the non-breaching party entitling the non-breaching party to injunctive or other preliminary relief in addition to all other legal remedies.

12. Publicity. All publicity, press releases and other announcements regarding this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and subject to the written approval of, both parties. Notwithstanding the foregoing, either party may, without the written consent of the other, disclose the terms of this Agreement insofar as reasonably required to comply with applicable securities laws (including, without limitation, any applicable stock exchange or NASDAQ disclosure requirements); provided, however, that where practicable the disclosing party shall provide advance notice and a reasonable opportunity to the other party to provide comments regarding any confidential treatment or similar request. The disclosing party shall if practicable reasonably consider any such comments from the other party. In addition, each party shall have the right to disclose, under obligations of confidentiality and as reasonably required, the terms of this Agreement to potential acquirers, investors, lenders, licensees, sublicensees, contractors and other third parties in connection with acquisition, financing, product development or commercialization activities..

13.   Miscellaneous.

      13.1 Bankruptcy. All licenses granted under this Agreement by PTC to B&L, for all purposes of Section 365(n) of Title XI of the United States Code ("Title XI"), are licenses of rights to "intellectual property" as defined in Title XI. If a bankruptcy proceeding is commenced by or against PTC under Title XI, B&L shall be entitled to a copy of any and all such intellectual property maintained by PTC, and the same, if not in the possession of B&L, shall be promptly delivered to it (a) upon B&L's written request following the commencement of such bankruptcy proceeding, unless PTC, or its trustee or receiver, elects within Thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under Section (a) above, upon B&L's request following the rejection of this Agreement by or on behalf of PTC. If B&L has taken possession of all applicable embodiments of the intellectual property of PTC pursuant to this Section and the trustee in bankruptcy of PTC does not reject this Agreement, B&L shall return such embodiments upon request. If PTC seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), B&L hereby elects pursuant to Section 365(n) to retain all rights granted to B&L under this Agreement to the extent permitted by law.

      13.2 Notices. All notices required or permitted hereunder shall be given in writing and mailed postage prepaid, certified or registered mail, return receipt requested, or sent by a nationally recognized express courier service, or hand-delivered at the following addresses:

      To PTC:     PTC Therapeutics, Inc.
                  100 Corporate Court
                  South Plainfield, New Jersey 07080-2449
                  Attn.: Legal Dep't

      Email copy to: legal@ptcbio.com

      To B&L:     Bausch & Lomb Incorporated
                  One Bausch & Lomb Place
                  Rochester, New York  14604-2701

                  Attn.: Senior Vice President - Research and Development and
                         Chief Scientific Officer

      Copy to:    Bausch & Lomb Incorporated
                  One Bausch & Lomb Place
                  Rochester, New York  14604-2701
                  Attn.: Senior Vice President and General Counsel

      All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

      13.3 Captions and Section References. The titles, headings or captions in this Agreement do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretations, construction or application of this Agreement.

      13.4 Severability. If any term or provision of this Agreement shall be found to be invalid, illegal or otherwise unenforceable, such finding shall not affect the other terms or provisions of this Agreement, or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties set forth in this Agreement.

      13.5 Amendment. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in a writing that expressly references this Agreement and is signed on behalf of the parties hereto by their duly authorized representatives.

      13.6 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such or other term, provision or condition of this Agreement.

      13.7 Force Majeure. Neither party shall be liable hereunder to the other party nor shall be in breach for failure to perform its obligations caused by circumstances beyond the control of either party, including, but not limited to: acts of nature; fires; earthquakes; floods; riots; wars; civil disturbances; sabotage; accidents; shortages or government actions. In the case of any such event, the affected party shall promptly notify the other party, and shall keep the other party informed of the event in writing specifying the extent to which its performance will likely be affected. The party affected shall exert reasonable diligent efforts to eliminate, cure or overcome any such cause and resume performance as soon as practicable.

      13.8 Benefits and Binding Nature of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.

      13.9 Assignment; Change in Control. The rights under this Agreement may not be assigned by either party (the "Assigning Party") without the written consent of the other party (the "Non-Assigning Party") except (i) to any Affiliate of the Assigning Party or (ii) to any party which acquires substantially all of the assets and business of the Assigning Party to which this Agreement relates.

      13.10 Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all negotiations, preliminary agreements, memoranda or letters of proposal or intent, discussions and understandings of the parties hereto in connection with the subject matter hereof.

      13.11 Governing Law and Forum. This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the State of New York. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the courts located in the Borough of Manhattan, New York, New York. This choice of venue is intended by the parties to be mandatory and not permissive in nature, and to preclude the possibility of litigation between the parties with respect to, or arising out of, this Agreement in any jurisdiction other than that specified in this Section. Each party waives any right it may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section.

      13.12 Counterparts. This Agreement may be executed in counterparts. For purposes hereof, a facsimile copy of this Agreement, including the signature page hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

            [The remainder of this page is left intentionally blank.
                            Signature page follows.]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

BAUSCH & LOMB INCORPORATED               PTC THERAPEUTICS, INC.

By:________________________________      By:________________________________

Name:______________________________      Name:______________________________

Title:_____________________________      Title:_____________________________

                                  SCHEDULE 1.14

                    DESCRIPTION OF LICENSED COMPOUND SCAFFOLD

                                 SCHEDULE 6.2(B)

                                     CLAIMS

                                 SCHEDULE 6.2(C)

                        THIRD PARTY INTELLECTUAL PROPERTY

                                 SCHEDULE 6.2(D)

                              CONFLICTING LICENSES

                                 SCHEDULE 6.2(E)

                               GOVERNMENT SUPPORT



                                       26